Exhibit 10.11

Amendment No. 1 to Assets Purchase and Sale Contract

This Amendment No. 1 to Assets Purchase and Sale Contract (this “Amendment”) is made as of May 4, 2004 by and among The Wornick Company, a Nevada corporation (“Wornick”), The Wornick Company Right Away Division, a Nevada corporation (“TWCRAD”), The Wornick Company Right Away Division, L.P., a Texas limited partnership (“TWCRADLP”), Right Away Management Corporation, a Texas corporation (“RAMCO” and collectively with Wornick, TWCRAD and TWCRADLP, the “Sellers” and individually, a “Seller”), The Wornick Company, a Delaware corporation (“Buyer”), and Veritas Capital Management II, LLC (“Veritas”).  Sellers, Buyer and Veritas are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties have previously entered into that certain Assets Purchase and Sale Contract dated December 3, 2003 (the “Purchase Contract”); and

WHEREAS, the Parties desire to amend the Purchase Contract upon the terms and conditions set forth in this Amendment;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein set forth, the Parties agree as follows:

A.                                   Unless otherwise defined, all capitalized terms in this Amendment shall have the meanings ascribed to such terms in the Purchase Contract.

B.                                     Section 2.3 of the Purchase Contract is hereby deleted in its entirety and the following Section 2.3 is adopted by this Amendment in its place:

2.3.                              CONSIDERATION

(a)                                  The consideration for the Assets (the “Purchase Price”) will be (a) One Hundred Fifty Five Million Dollars  ($155,000,000) plus or minus the Adjustment Amount and (b) the assumption of the Assumed Liabilities.

(b)                                 In accordance with Section 2.7(b), at the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount, shall be delivered by Buyer as follows: (i) One Hundred Fifty Million Dollars ($150,000,000) by wire transfer to Sellers; and (ii) Five Million Dollars ($5,000,000) by wire transfer to an Escrow Agent mutually satisfactory to Sellers and Buyer (the “Escrow Agent”) to hold in accordance with the terms and conditions of an escrow agreement in form and substance mutually satisfactory to Sellers and Buyer (the “Escrow Agreement”), providing for, among other things, termination of the Escrow Agreement on September 30, 2005.

(c)                                  Within ten (10) Business Days after the execution of this Amendment, Veritas shall cause Buyer to deposit the sum of Five Million Dollars ($5,000,000) (the “Deposit”) in escrow in accordance with the terms and conditions of the Deposit Escrow Agreement in the form of Exhibit A attached hereto.  Unless this Contract shall be terminated pursuant to Section 9.1, on the Closing Date the Deposit (together with all interest and other distributions or gains, hereinafter referred to as “Earnings”) shall be released to Sellers as partial payment  of the Purchase Price and the amount payable by Buyer to Sellers at the Closing pursuant to Section 2.3(b) shall be reduced by the amount of the Deposit and Earnings.  In the event the Closing does not occur as a result of the Breach by Buyer of its obligations under this Contract, Sellers shall be entitled to receive the Deposit and Earnings as liquidated damages.  Buyer and Sellers hereby acknowledge that the amount of damages which would be incurred by Sellers as a result of Buyer’s Breach of this Contract for not Closing are difficult to ascertain and that the amount of liquidated damages provided for by this Section 2.3(c) are reasonable.  Notwithstanding anything to the contrary contained in this Contract (including, without limitation, Sections 9.2 and 13.5), Buyer shall have no other liability to Sellers in the event the Closing does not occur.  In the event the Closing does not occur other than as a result of the Breach by Buyer of its obligations under this Contract, the Deposit and Earnings shall be returned to Buyer.

C.                                     Section 2.6 of the Purchase Contract is hereby amended to read in its entirety as follows:

2.6.                              CLOSING

The purchase and sale provided for in this Contract (the “Closing”) will take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, commencing at 10:00 a.m. (local time) on a date on or before June 30, 2004, agreed upon by Buyer and Sellers.  Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Contract on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Contract and will not relieve any Party of its obligation under this Contract.  In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

D.                                    Section 2.7(b)(i) of the Purchase Contract is hereby amended to read in its entirety as follows:

(i)                                     One Hundred Fifty Million Dollars ($150,000,000) (less the amount of the Deposit and Earnings) by wire transfer to an account specified by Sellers in a writing delivered to Buyer at least three (3) Business Days prior to the Closing Date, and Five Million Dollars ($5,000,000) by wire transfer to the account of the Escrow Agent pursuant to the Escrow Agreement;

E.                                      Section 9.1(f) of the Purchase Contract is hereby amended by deleting the reference to “March 31, 2004” in such section and substituting the date “ June 30, 2004” in lieu thereof.

F.                                      Section 9.1(g) of the Purchase Contract is hereby amended by deleting the reference to “March 31, 2004” in such section and substituting the date “June 30, 2004” in lieu thereof.

G.                                     For the avoidance of doubt, all references in the Purchase Contract to the approval of the Purchase Contract by the ESOT Trustee (including, without limitation, those references contained in Sections 7.8 and 8.6) shall mean the approval of the Purchase Contract, as amended by this Amendment, by the ESOT Trustee.  Additionally, all references in the Purchase Contract to the ESOT Trustee (including, without limitation, paragraph 4 under “PREMISES” and Schedule 1) shall mean Susan M. Ledingham, who replaced First Bankers Trust Company as the ESOT Trustee effective December 23, 2003.

H.                                    Except as herein and hereby amended, modified or changed, all terms and provisions of the Purchase Contract shall remain in full force and effect.

I.                                         This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes.  Signatures of the Parties transmitted by facsimile shall be deemed to be the original signatures for all purposes.

J.                                        Attached hereto are supplements to Schedules 3.6(a), 3.6(b), 3.13(a), 3.15 and 3.16(a) to update the information and representations previously stated therein.  Additionally, to supplement Schedule 3.19(a), Don Leifer, Vice President of Sales and Marketing for Wornick, has become an Active Employee.  Additionally, to supplement Schedule 3.3, Sellers have delivered to Buyer the audited financial statements of Sellers as of December 31, 2003, which include certain restatements related to prior periods and certain changes in accounting materials, all as set forth therein.

K.                                    Buyer hereby waives the right to assert a claim for damages for Breach of any representation or warranty as to any matter disclosed in the Schedules attached to the Purchase Contract or supplemented hereby.  In addition, in the event that prior to the Closing Sellers notify Buyer in writing of any other supplements to the Schedules, Buyer waives its right to assert a claim against Sellers for damages in connection with any representation or warranty relating to such notification; provided, however, that Buyer shall be entitled to exercise its rights under Section 9.1 of the Purchase Contract in connection with any such notification.

L.                                      For purposes of satisfying the requirements of Section 2.3(b) of the Purchase Contract concerning the Escrow Agreement, the parties agree that the Escrow Agreement shall be in substantially the form of Exhibit B hereto, subject to any changes required by the Escrow Agent.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

Buyer:		Sellers:

The Wornick Company, a Delaware corporation		The Wornick Company, a Nevada corporation

By:	/s/ Robert B. McKeon	By:	/s/ Larry L. Rose
	Robert B. McKeon		Larry L. Rose
	Authorized Signatory		President and Chief Executive Officer

Solely for purposes of Section 2.3(c) and Section 13.16:

Veritas Capital Management II, L.L.C.		The Wornick Company Right Away Division, a Nevada corporation

By:	/s/ Robert B. McKeon	By:	/s/ Larry L. Rose
	Robert B. McKeon		Larry L. Rose
	Authorized Signatory		President and Chief Executive
Officer

The Wornick Company Right Away
Division, L.P., a Texas limited partnership

		By:	Right Away Management Corporation,
its General Partner

		By:	/s/ Keith Frase
Keith Frase, President

Right Away Management Corporation,
a Texas corporation

		By:	/s/ Keith Frase
Keith Frase, President